                                                                     Exhibit (l)


                                November 16, 1999


Colonial New York Insured Municipal Fund
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentleman:

     We have acted as counsel to Colonial New York Insured Municipal Fund (the "Trust") in connection with the Registration Statement of the Trust on From N-2 (File No. 333-84991) under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 811-09539) (the "Registration Statement") as amended (the "Acts"), with respect to certain of its common shares of beneficial interest (the "Common Shares"). The Common Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement") among the Trust, Colonial Management Associates, Inc., Salomon Smith Barney Inc., A.G. Edwards & Sons, Inc. and PaineWebber Incorporated.

     We have examined the Trust's Agreement and Declaration of Trust on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as amended (the "Declaration of Trust"), and the Trust's By-Laws (the "By-Laws"), and are familiar with the actions taken by the Trust in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts.

Colonial New York Insured Municipal Fund        -2-         November 16, 1999


     2. The Common Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm in the related prospectus under the captions "Tax Matters" and "Legal Opinions" in the Prospectus contained in the Registration Statement.


                                             Very truly yours,

                                             /s/ Ropes & Gray
                                             --------------------------
                                             Ropes & Gray